Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700
April 10, 2008
Mountain View, California
IRIDEX Reports Fourth Quarter and Full Year 2007 Financial Results
     IRIDEX Corporation (Nasdaq: IRIX) today reported final financial results for the fourth quarter and full year ended December 29, 2007.
     Revenue for the fourth quarter of 2007 was $14.1 million, a 56.5% increase from the $9.0 million reported for the fourth quarter of 2006. The Company’s net loss was $15.8 million or $1.82 per diluted share for the fourth quarter of 2007 compared with a loss of $3.8 million or $0.48 per diluted share in the fourth quarter of 2006. The prior year financial results do not include the AMS/Laserscope aesthetics acquisition, which was completed on January 16, 2007. The fourth quarter results for 2007 include an impairment charge of $14.7 million for write down of goodwill and intangible assets acquired from the AMS/Laserscope aesthetics acquisition which represents $1.69 per diluted share.
     Revenues for the fiscal year ended December 29, 2007 were $55.5 million, compared with $35.9 million reported for 2006, a 54.6% increase. The increase was primarily the result of the AMS/Laserscope aesthetics acquisition. The Company’s net loss was $22.3 million or $2.69 per diluted share for the 2007 fiscal year compared with a loss of $5.8 million or a loss of $0.75 per diluted share in 2006.
     Mr. Theodore A. Boutacoff, President and CEO stated, “The AMS/Laserscope aesthetics acquisition has been very challenging for the Company as indicated by our results for 2007. Our three primary objectives and strategy for 2008 are as follows:
     (1) Establish financial stability in the Company. We have already taken actions that include refinancing our debt and executing an operating plan that generates sufficient cash to pay off the remaining obligation to AMS for the acquisition by the end of our fiscal Q3 2008.
     (2) Focus on our Ophthalmology business. Exploit our recognized leadership in this market where we have many opportunities to grow systems and recurring revenues.
     (3) Strengthen our Aesthetics business. Focus on building our sales and service channels to allow us to realize the market potential of the acquired products, and investigate opportunities to improve our competitive position in the market by enhancing the value of our existing platforms.”
     Gross margin for the fourth quarter of 2007 was 44.6%, compared with 55.5% for the fourth quarter of 2006. Gross margin for the full year 2007 was 43.7% of revenues, compared with 52.4% for 2006. The primary contribution to the gross margin reduction was the addition of lower margin Laserscope products and services into our product mix and $1.8 million of amortization expense charged to Cost of Goods Sold in 2007 for intangible assets acquired in the Laserscope aesthetics acquisition. These gross margin reductions were greater than the benefits gained from economies of scale realized in manufacturing during 2007.

     Operating expenses for the fourth quarter 2007 were $22.0 million compared with $7.0 million for 2006. The fourth quarter results for 2007 include an impairment charge of $14.7 million for the write down of goodwill and intangible assets acquired from the AMS/Laserscope aesthetics acquisition. A similar comparison for full year 2007 reflects operating expenses of $48.4 million compared to $23.6 million for full year 2006.
Ophthalmology
     Ophthalmology revenues were $8.9 million in the fourth quarter of 2007 compared with $7.7 million in 2006, an increase of 16.4%. Domestic ophthalmology revenues increased 12.4% to $5.3 million. International ophthalmology revenues increased 22.9% to $3.6 million.
     For the 2007 fiscal year, total ophthalmology revenues grew to $32.3 million, compared with $30.8 million for 2006, an increase of 4.9%. Domestic sales contributed 58.1% of total ophthalmology revenues while international contributed 41.9%. Total domestic revenues were $18.8 million in 2007, an increase of 3.3% from 2006. Total international ophthalmology revenues were $13.6 million for the fiscal year 2007, an increase of 7.3% compared to 2006.
     Ophthalmology recurring revenues, consisting of disposable products and service, which represented 48.6% of our total ophthalmology revenues in 2007, were up 13.7% from $13.8 million in 2006 to $15.7 million in 2007.
     “Our ophthalmology franchise is a healthy and growing business,” continued Mr. Boutacoff. “Our margins remain strong with approximately half of revenues being generated from recurring revenues. The therapeutic ophthalmology market, in which we participate, is also less influenced by recessionary pressures than those medical markets which are based upon primarily elective or private pay procedures.”
Aesthetics
     Total aesthetics revenues were $5.2 million in the fourth quarter of 2007 compared with $1.4 million in the comparable period of 2006, primarily because of the AMS/Laserscope acquisition. In the fourth quarter 2007 domestic aesthetics revenues increased $1.4 million to $2.3 million and international aesthetics revenues increased $2.5 million to $2.9 million.
     Full year 2007 aesthetics revenues were $23.2 million compared with $5.1 million in 2006, primarily the result of the AMS/Laserscope aesthetics acquisition. Domestic aesthetics revenues were $11.1 million for the full year 2007, an increase of $7.5 million from 2006. International aesthetics revenues were $12.0 million for the full year 2007, an increase of $10.6 million compared to 2006.
     “The AMS/Laserscope aesthetics acquisition has been challenging and our results have not matched our original expectations,” continued Mr. Boutacoff. “This has culminated in a review of the value of goodwill and intangible assets created at the time of the acquisition and realizing an impairment charge of $14.7 million to reflect our current expectations for the business. We believe that the products acquired in the transaction remain attractive to the market but we recognize that we have yet to establish an adequate sales channel to exploit its potential, particularly in the US. Our focus in 2008 is to establish that channel.”

Balance Sheet
     Cash and cash equivalents were $5.8 million as of December 29, 2007 (this does not include $3.8 million in restricted cash), down from $21.1 million at December 30, 2006. Inventories were $16.0 million as of December 29, 2007, compared with inventories of $9.5 million at December 30, 2006. Inventory turns were 1.3 turns in 2007, compared with 1.9 turns for the full year 2006. Accounts receivable were $8.9 million as of December 29, 2007, compared with $6.1 million as of December 30, 2006. Quarterly days’ sales outstanding improved to 57 days in 2007 compared with 61 days for 2006.
     The Company’s financial statements and audit opinion for the fiscal year ended December 29, 2007, which were filed with its Annual Report on Form 10-K on April 10, 2008, included a going concern qualification received from its independent registered public accounting firm. This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification. This announcement does not represent any change or amendment to the Company’s 2007 financial statements or to its Annual Report on Form 10-K.
Conference Call
     IRIDEX management will conduct a conference call later today, Thursday, April 10, 2008 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (800) 240-7305 (US) or (303) 262-2130 (International), or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, April 10, 2008 through Thursday, April 17, 2008 by dialing (800) 405-2236 (US) or (303) 590-3000 (International) and entering Passcode 11111765#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.
About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.
Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability, growth strategy and prospects, and integrating the aesthetics business acquired from Laserscope and realizing efficiencies and synergies relating thereto. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 29,	December 30,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$5,809	$21,051
Available-for-sale securities	3,800	0
Accounts receivable, net	8,876	6,052
Inventories	15,967	9,499
Prepaids and other current assets	1,051	1,264

Total current assets	35,503	37,866
Property and equipment, net	1,621	1,087
Goodwill	3,239	0
Other intangible assets, net	5,944	0
Other long term assets	347	1,224

Total assets	46,654	40,177

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,887	$1,830
Bank line of credit	4,863	0
Accrued compensation	2,024	1,517
Accrued expenses	7,809	2,392
Accrued warranty	1,895	866
Deferred revenue	3,350	1,415
Bank term loan-current portion	5,016	0

Total liabilities	27,844	8,020

Commitments and contingencies (Note 10).

Stockholders’ Equity:
Convertible Preferred Stock, $.01 par value: Authorized: 2,000,000 shares; Issued and outstanding: 500,000 shares in 2007 and 0 shares in 2006	5	0
Common Stock, $.01 par value: Authorized: 30,000,000 shares; Issued and outstanding: 8,824,301 shares in 2007 and 7,841,781 shares in 2006	89	79
Additional paid-in capital	38,695	29,697
Accumulated other comprehensive loss	(88)	0
Treasury stock, at cost	(430)	(430)
(Accumulated deficit) retained earnings	(19,461)	2,811

Total stockholders’ equity	18,810	32,157

Total liabilities and stockholders’ equity	$46,654	$40,177

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Sales	$14,142	$9,035	$55,532	$35,904
Cost of sales	7,836	4,023	31,248	17,099

Gross profit	6,306	5,012	24,284	18,805

Operating expenses:
Research and development	1,143	1,556	5,779	5,511
Sales, general and administrative	6,190	5,408	27,930	18,059
Impairment of goodwill and intangible assets	14,690	0	14,690	0

Total operating expenses	22,023	6,964	48,399	23,570

(Loss) from operations	(15,717)	(1,952)	(24,115)	(4,765)
Legal settlement	0	0	2,500	0
Interest and other (expense) income, net	(41)	194	(644)	733

(Loss) before income taxes	(15,758)	(1,758)	(22,259)	(4,032)
Provision for income taxes	(13)	(2,015)	(13)	(1,721)

Net (loss)	($15,771)	($3,773)	($22,272)	($5,753)

Net (loss) per common share — basic	($1.82)	($0.48)	($2.69)	($0.75)

Net (loss) per common share — diluted	($1.82)	($0.48)	($2.69)	($0.75)

Shares used in per common share basic calculations	8,679	7,811	8,293	7,713

Shares used in per common share diluted calculations	8,679	7,811	8,293	7,713